Exhibit 10.1

SWITCH, INC. 2017 INCENTIVE AWARD PLAN
PERFORMANCE-VESTING RESTRICTED STOCK UNIT GRANT NOTICE
Switch, Inc., a Nevada corporation (the “Company”), has granted to the participant listed below (“Participant”) the performance-vesting Restricted Stock Units (the “RSUs”) described in this Performance-Vesting Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the 2017 Incentive Award Plan (as amended from time to time, the “Plan”) and the Performance-Vesting Restricted Stock Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan.

Participant:
Grant Date:
Number of Target RSUs:
Number of Maximum RSUs:
Vesting Schedule:	The RSUs shall vest as provided in Article II of the Agreement.
Performance Period Commencement Date: End Date:
By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

SWITCH, INC.		PARTICIPANT
By:	__________________________	__________________________
Name:	__________________________	Participant Name: __________________________
Title:	__________________________

Exhibit A
PERFORMANCE-VESTING RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Performance-Vesting Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I.
GENERAL

1.1Award of RSUs and Dividend Equivalents.
(a)The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the RSUs have vested.
(b)The Company hereby grants to Participant, with respect to each Relative TSR Vested RSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable Relative TSR Vested RSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid. Any Dividend Equivalents granted in connection with the Relative TSR Vested RSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such Relative TSR Vested RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
1.2Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3Unsecured Promise. The RSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
1.4Definitions.
(a)“Aggregate Dividend” means the aggregate per share dividends that have an ex-dividend date during the Performance Period.

(b)“Bankruptcy Event” means a Peer Group Company (i) filing for bankruptcy, reorganization or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) being subject to an involuntary bankruptcy proceeding that is not dismissed within 30 days; or (iii) being subject to a stockholder approved plan of liquidation or dissolution.

(c)“Cause” means “Cause” as defined in an applicable employment agreement, or if no such agreement exists or no definition for “Cause” (or similar term) is contained in such agreement, shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, Participant fully corrects the circumstances constituting Cause within 30 days after receipt of notice thereof:

(i)    Participant’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company;
(ii)    Participant’s commission of, including any entry by Participant of a guilty or no contest plea to, a felony or other crime involving moral turpitude;
(iii)    a breach by Participant of his or her fiduciary duty to the Company which results in reputational, economic or other injury to the Company;
(iv)    Participant’s material breach of Participant’s obligations under a written agreement between the Company and Participant, including without limitation, such a breach of the Company’s Fifth Amended and Restated Operating Agreement, dated October 5, 2017, as it may be amended from time to time; or
(v)    Participant’s willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from Participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after his or her issuance of a notice of termination for Good Reason), after a written demand for performance is delivered to Participant by the Board, which demand specifically identifies the manner in which the Board believes that Participant has not performed his or her duties.
(d)“Change in Control” has the meaning set forth in the Plan.

(e)“Company TSR Percentage” means the Company’s compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), determined as the quotient obtained by dividing (i) the sum of the Final Share Price plus the Aggregate Dividend (assuming reinvestment in Common Stock of all dividends comprising the Aggregate Dividend as of the ex-dividend date), by (ii) the Initial Share Price.

(f)“Disability” means Participant is considered “disabled” as such term is defined in Treasury Regulation Section 1.409A-3(i)(4) and any successor provision thereto.

(g)“Final Share Price” means the Share Value as of the last day of the Performance Period (which, for the Company, may be the date of a Change in Control, if applicable).

(h)“Good Reason” means “Good Reason” as defined in an applicable employment agreement, or if no such agreement exists or no definition for “Good Reason” (or similar term) is contained in such agreement, shall mean the occurrence of any one or more of the following events without Participant’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i)    a material diminution in authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by Participant;
(ii)    the Company’s material reduction of Participant’s base salary or target bonus compensation, as the same may be increased from time to time;
(iii)    in connection with a Change in Control, (x) a material diminution in Participant’s position (including status, offices, titles and reporting requirements), or (y) a material change in the geographic location at which Participant must perform his or her services which shall, in any event, include only a relocation by more than 50 miles from its existing location as of the Grant Date; or
(iv)    the Company’s (or its Affiliate’s) material breach of this Agreement.
Notwithstanding the foregoing, Participant will not be deemed to have resigned for Good Reason unless (1) Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Participant to constitute Good Reason within 60 days after the date of the occurrence of any event that Participant knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure (to the extent capable of cure) such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of Participant’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.
(i)“Initial Share Price” means the closing price of a Share (or share of common stock of a Peer Group Company, as applicable) on the principal exchange on which the Common Stock (or common stock of a Peer Group Company, as applicable) is traded, on the last trading day immediately preceding the first day of the Performance Period.

(j)“Peer Group Companies” means the companies comprising the Russell 3000 Index on the first day of the Performance Period. Thereafter, a Peer Group Company that (i) is subject to a Bankruptcy Event at any time during the Performance Period will remain a Peer Group Company for calculation purposes with a deemed TSR of negative 100% in the final percentile rankings, or (ii) is acquired (including by merger) or delists during the Performance Period will be removed from the list of Peer Group Companies. For the avoidance of doubt, any new companies added to the Russell 3000 Index after the first day of the Performance Period, other than any new company added as the result of a spin-off of an existing Peer Group Company, will be excluded from the list of Peer Group Companies.

(k)“Peer Group Relative Performance” means the Company TSR Percentage compared to the Peer Group TSR Percentages, expressed as a percentile ranking against the Peer Group Companies.

(l)“Peer Group TSR Percentage” means the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), of each of the Peer Group Companies during the Performance Period, calculated in a manner consistent with Section 1.4(e) hereof from publicly available information. In the event of changes to the outstanding shares of common stock or capital structure of a Peer Group Company, the Peer Group TSR Percentage shall be equitably adjusted by the Administrator as appropriate to reflect such change(s).

(m)“Performance Period” means the period set forth in the Grant Notice commencing on the date set forth in the Grant Notice and ending on date set forth in the Grant Notice (or, if earlier, upon the consummation of a Change in Control).

(n)“Pro-Rata Acceleration Amount” means the number of days equal to the sum of (i) the number of days that have elapsed between the first day of the Performance Period and the date of termination plus (ii) (A) the number of months of forward vesting pursuant to Section 2(b)(iv) of Participant’s Executive Severance Agreement with respect to Participant’s Time-Based Equity Awards (as defined in the Executive Severance Agreement), divided by (B) 48, multiplied by (ii) 1,096.

(o)“Qualifying Termination” means a Termination of Service with the Company and its Affiliates by the Company (or an Affiliate) without Cause or by Participant for Good Reason.

(p)“Relative TSR Performance Vesting Percentage” means a function of the Peer Group Relative Performance during the Performance Period, and shall be determined as of any date as set forth below.

	Peer Group Relative Performance	Relative TSR Performance Vesting Percentage
“Threshold Level”	< 20th Percentile	0%
	20th Percentile	5%
	30th Percentile	35%
	40th Percentile	65%
	50th Percentile	95%
“Target Level”	60th Percentile	100%
	70th Percentile	133.3%
	80th Percentile	166.7%
“Maximum Level”	≥ 90th Percentile	200%
In the event that the Peer Group Relative Performance falls between any two Peer Group Relative Performance goals in the table above, then the Relative TSR Performance Vesting Percentage shall be determined using straight line linear interpolation between the applicable levels.
In no event shall the Relative TSR Performance Vesting Percentage exceed 200%. Notwithstanding the foregoing, in no event shall the Relative TSR Performance Vesting Percentage exceed 100% if the Company TSR Percentage is negative.
(q)“Relative TSR Vested RSUs” means the product of (i) the number of Target RSUs and (ii) the applicable Relative TSR Performance Vesting Percentage.

(r)“Share Value,” as of any given date, means the volume weighted average price of the closing trading prices of a Share (or share of common stock of a Peer Group Company, as applicable) on the principal exchange on which such Shares (or shares of common stock of a Peer Group Company, as applicable) are then traded for each trading day during the 20 consecutive trading days ending on and including such date or, with respect to Shares of the Company, if the Shares are no longer traded on an exchange during such period, Share Value shall mean the value of a share of Common Stock as determined by the Administrator in its good faith discretion; provided, however, that if the Performance Period ends upon the consummation of a Change in Control, Share Value, with respect to Shares of the Company, shall mean the price per Share paid by the acquiror in the Change in Control transaction or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Administrator (including in connection with valuing any shares that are not publicly traded), Share Value shall mean the value of the consideration paid per Share based on the average price of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which a Change in Control occurs.

ARTICLE II.
VESTING; FORFEITURE AND SETTLEMENT
2.1Performance Vesting. As soon as reasonably practicable, but in no event after the earlier of (i) 90 days following the completion of the Performance Period (including upon the consummation of a Change in Control, as applicable) or (ii) March 15th of the calendar year following the calendar year in which the Performance Period ends, the Administrator shall determine the Company TSR Percentage, the Peer Group TSR Percentages, the Peer Group Relative Performance, the Relative TSR Performance Vesting Percentage and the Relative TSR Vested RSUs, in each case as of the completion of the Performance Period (including on the date of a Change in Control, as applicable). Subject to Sections 2.2 and 2.3 hereof, upon such determination by the Administrator, the Relative TSR Vested RSUs shall become fully vested, subject to Participant’s continued service with the Company (or its Affiliates) through the end of the Performance Period (except as otherwise provided below). Any RSUs granted hereby which do not become Relative TSR Vested RSUs as of the completion of the Performance Period (subject to determination within the time period prescribed above), or, if earlier, pursuant to Sections 2.2 or 2.3, shall, in each case, automatically be cancelled and forfeited without payment of any consideration therefor, and Participant shall have no further right to or interest in such RSUs. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest upon the vesting of the Relative TSR Vested RSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.
2.2Change in Control. Notwithstanding the foregoing, in the event that the Performance Period ends upon a Change in Control that occurs on or prior to the last day of the Performance Period and Participant remains in continuous service with the Company (or its Affiliates) until immediately prior to such Change in Control (except as otherwise provided in Section 2.3), the number of RSUs that will become Relative TSR Vested RSUs (calculated with the date of the consummation of a Change in Control being the last day of the Performance Period) shall become fully vested immediately prior to such Change in Control.
2.3Effect of Termination of Service.
(a)Termination of Service. Subject to Sections 2.3(b) and 2.3(c) hereof, in the event of Participant’s Termination of Service for any reason, all unvested RSUs as of the date of such Termination of Service shall automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and Participant shall have no further right to or interest in such RSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be forfeited upon the forfeiture of the RSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates. Except as set forth in Section 2.3(b) hereof, no unvested RSUs as of the date of Participant’s Termination of Service shall thereafter become vested.
(b)Qualifying Termination. In the event that Participant incurs a Qualifying Termination prior to the completion of the Performance Period (or, if earlier, prior to the consummation of a Change in Control, as applicable), then the RSUs shall remain outstanding and eligible to vest upon the completion of the Performance Period (or, if applicable, immediately prior to a Change in Control) with respect to a number of RSUs equal to the product of (i) the Relative TSR Vested RSUs, multiplied by (ii) (x) the Pro-Rata Acceleration Amount, divided by (y) the number of days in the Performance Period (which, for the avoidance of doubt, may be less than 1,096 in the case of a Change in Control) (rounded to the nearest whole Share). Notwithstanding the foregoing, in no event shall more than the number of Relative TSR Vested RSUs vest pursuant to this Section 2.3(b).
(c)Death or Disability. In the event of Participant’s Termination of Service due to death or Disability, in each case, prior to the completion of the Performance Period (or, if earlier, prior to the consummation of a Change in Control, as applicable), the number of RSUs that will become Relative TSR Vested RSUs shall be in an amount equal to the Target RSUs, which shall vest on the date of termination.
2.4Settlement.
(a)RSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Shares as soon as administratively practicable after the vesting of the applicable RSU, but in no event more than 60 days after the RSU’s vesting date.
(b)Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.
(c)If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.
ARTICLE III.
TAXATION AND TAX WITHHOLDING

3.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2Tax Withholding.
(a)The Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award (including the RSUs or Dividend Equivalents) in satisfaction of any applicable withholding tax obligations. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.
(b)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs and the Dividend Equivalents, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the RSUs or Dividend Equivalents. Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and the Affiliates do not commit and are under no obligation to structure the RSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.

ARTICLE IV.
OTHER PROVISIONS

4.1Adjustments. Participant acknowledges that the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
4.2Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
4.3Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.4Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
4.5Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.6Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the RSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
4.7Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, including any accelerated vesting conditions contained in any agreement entered into between Participant and the Company, including any applicable employment agreement, severance agreement or otherwise. In the event of any conflict between the provisions of this Agreement and the terms of any applicable employment agreement, severance agreement or other arrangement between Participant and the Company, the provisions of this Agreement shall apply.
4.8Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
4.10Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Affiliate or interferes with or restricts in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and Participant.
4.11Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
4.12Section 409A.
(a)General. This Agreement shall be interpreted in accordance with the requirements of Section 409A. Notwithstanding any provision of this Agreement, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, provided, however, that this Section 4.12 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any payment window spans two calendar years, Participant shall have no discretion over or ability to control the actual year in which payment is made.
(b)Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no amounts shall be paid to Participant under this Agreement during the six-month period following Participant’s “separation from service” to the extent that the Administrator determines that Participant is a “specified employee” (each within the meaning of Section 409A) at the time of such separation from service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes), the Company shall pay to Participant in a lump-sum all amounts that would have otherwise been payable to Participant during such six-month period under this Agreement.
(c)Dividend Equivalents. Any Dividend Equivalents granted in connection with the RSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
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